Exhibit 3

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (“Assignment”), dated as of October 1, 2007, is among Quadrangle Capital Partners II LP, a Delaware limited partnership, Quadrangle Select Partners II LP, a Delaware limited partnership, and Quadrangle Capital Partners II-A LP, a Delaware limited partnership (collectively, the “Assignors”) and Quadrangle NTELOS Holdings II LP, a Delaware limited partnership (the “Assignee”).

WHEREAS, the Assignors, Citigroup Venture Capital Equity Partners, L.P., a Delaware limited partnership, CVC/SSB Employee Fund, L.P., a Delaware limited partnership, and CVC Executive Fund LLC, a Delaware limited liability company (each a “CVC Entity” and collectively, “CVC”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”), dated September 25, 2007, pursuant to which the Assignors received the right to purchase from CVC up to 5,528,222 shares of common stock, par value $0.01 per share, of NTELOS Holdings Corp., a Delaware corporation, (the “Shares”) pursuant to the terms and conditions set forth therein.

WHEREAS, the Assignors desire to assign to the Assignee the Stock Purchase Agreement and all of its rights, liabilities and obligations thereunder, including, without limitation, the right to purchase the Shares, as permitted under Section 10.05 of the Stock Purchase Agreement;

WHEREAS, the Assignee desires to assume all of the liabilities and obligations of the Assignors under the Stock Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.

The Assignors hereby assign the Stock Purchase Agreement and all of their rights, liabilities and obligations thereunder, including, without limitation, the right to purchase the Shares, to the Assignee.

2.

The Assignee hereby assumes any and all liabilities and obligations of the Assignors under the Stock Purchase Agreement.

3.

The Assignee shall execute and deliver any and all other documents and take any and all other actions as the Assignors may request in order to effect the assignment and assumption contemplated hereby to the Assignee or otherwise to implement the purposes and intents of this Assignment.

4.

The Assignee hereby agrees to indemnify and hold harmless the Assignors and their respective affiliates from and against any liability to, or claims by, any CVC Entity under the Stock Purchase Agreement.

5.

This Assignment shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws doctrines.

IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first written above.

QUADRANGLE CAPITAL PARTNERS II LP
By:	Quadrangle GP Investors II LP, as its General Partner
By:	QCP GP Investors II LLC, as its General Partner
By:
Name:
Title:

QUADRANGLE SELECT PARTNERS II LP
By:	Quadrangle GP Investors II LP, as its General Partner
By:	QCP GP Investors II LLC, as its General Partner
By:
Name:
Title:

2

QUADRANGLE CAPITAL PARTNERS II-A LP
By:	Quadrangle GP Investors II LP, as its General Partner
By:	QCP GP Investors II LLC, as its General Partner
By:
Name:
Title:

QUADRANGLE NTELOS HOLDINGS II LP
By:	Quadrangle NTELOS GP LLC, as its General Partner
By:
Name:
Title:

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